Exhibit 10.4

COUNTRYWIDE HARDWARE, INC.

445 Broadhollow Road, Suite 100

Melville, New York 11747

February 11, 2016

NATIONWIDE INDUSTRIES, INC.

10333 Windhorst Road

Tampa, Florida 33619

Re: Purchase Option and Right of First Refusal to Purchase Premises Known as 10333 Windhorst Road, Tampa, Florida 33619

Gentlemen,

In connection with that certain Lease of even date herewith (the “Lease”) by and between Countrywide Hardware, Inc. (“Countrywide”), as landlord, and Nationwide Industries, Inc. (“Nationwide”), as tenant, with respect to the premises known as 10333 Windhorst Road, Tampa, Florida 33619, being more particularly described in the Lease (the “Premises”), Countrywide and Nationwide hereby agree as follows:

1.          (A) Provided Nationwide is not in monetary default under the Lease beyond any applicable notice and grace periods, and subject to the terms of this letter agreement (the “Agreement”), Nationwide shall have the option (the “Purchase Option”) to purchase the Premises on the terms and conditions set forth herein. Nationwide may only exercise the Purchase Option by giving Countrywide written notice thereof (the “Option Notice”) within sixty (60) days following the date hereof (the “Option Notice Period”), time being of the essence. The Option Notice shall be deemed effective when delivered to Countrywide. The “Purchase Price” shall be the “Fair Market Value” of the Premises as determined pursuant to subparagraph (B) hereof.

(B)         Within ten (10) days after Nationwide shall have given the Option Notice specified in the preceding paragraph, Countrywide shall furnish Nationwide with a notice specifying the Fair Market Value of the Premises as determined by Countrywide. Within ten (10) days after Countrywide shall have given such notice (the “Dispute Period”), Nationwide may dispute the Fair Market Value by giving Countrywide a notice setting forth Nationwide’s determination of the Fair Market Value. If such dispute cannot be resolved by the parties within the Dispute Period, then such dispute shall be resolved by the following appraisal process (the “Appraisal Process”):

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(a)          The Fair Market Value for the Premises shall be determined by averaging the appraised values as determined by Collier International, Franklin Street and Cliggitt Valuation, Inc. (collectively, the ”Appraisers”). In the event one or more of the designated Appraisers are unable or unwilling to participate, a substitute Appraiser shall be selected by the remaining Appraiser(s). Countrywide and Nationwide each represent and warrant to each other that they have not used the services of any of the Appraisers and have not had any business relationship with any of the Appraisers within the last five (5) years.

(b)          The Appraisers shall prepare written appraisal reports containing their determinations of the Fair Market Value (defined for purposes of this Agreement as the price a willing buyer would pay a willing seller on the appraisal date taking into account the condition of building and property including deferred maintenance, if any) and submit them to both Nationwide and Countrywide within fifteen (15) days after the expiration of the Settlement Period.

(c)          The Fair Market Value as determined the Appraisal Process shall be final and binding upon Countrywide and Nationwide and shall constitute the “Purchase Price” for purposes of the Purchase Option.

(d)          Countrywide and Nationwide shall each pay one-half (1/2) of the fees and expenses of the Appraisers and all other necessary and reasonable expenses and costs to complete the Appraisal Process.

(C) If both Nationwide and Countrywide agree to move forward based on the Fair Market Value, then within ten (10) days after the Purchase Price is determined in accordance with subparagraph (B) above, Countrywide shall prepare and deliver to Nationwide a purchase agreement (the ”Purchase Agreement”) which shall provide (i) for an “all cash” sale for the Purchase Price, not subject to any financing contingencies, (ii) that closing of title (the “Closing”) shall occur on or about a date which is thirty (30) days after the date of the Purchase Agreement, subject to, and in accordance with, the terms and conditions contained in the Purchase Agreement, (with Nationwide having a one-time right to adjourn the Closing for a period not to exceed thirty (30) additional days), (iii) that the Premises shall be conveyed to Nationwide in their “as is” condition at the time of Closing, (iv) that Countrywide shall convey insurable title subject to all matters of record other than monetary liens and mortgages not caused by Nationwide, and (v) such other terms as are customarily contained in commercial contracts for similar properties in the Tampa, Florida area. Within ten (10) days thereafter, Nationwide shall execute and deliver the Purchase Agreement to Countrywide, together with a check payable to Countrywide’s attorneys for a contract deposit equal to ten (10%) percent of the Purchase Price to be held in escrow pursuant to the Purchase Agreement. Countrywide shall execute and date the Purchase Agreement and deliver one fully executed counterpart thereof to Nationwide within five (5) days after receipt. The failure of Nationwide to (i) give the Option Notice during the Option Notice Period or (ii) execute and deliver the Purchase Agreement in strict accordance with the provisions of this paragraph, or (iii) close title and pay the Purchase Price in strict accordance with the provisions of the Purchase Agreement, shall each be deemed to constitute an irrevocable waiver of the Purchase Option by Nationwide.

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2.          (a)          Provided Nationwide is not then in monetary default under the Lease beyond any applicable notice and grace periods, then for a period of five (5) years following the date hereof (the “ROFR Period”), Nationwide shall have a right of first refusal to purchase the Premises on the following terms and conditions (the “ROFR”). If during the ROFR Period, Countrywide shall receive a bona fide offer from a third party offeror (the “Offeror”) to purchase the Premises which Countrywide desires to accept, Countrywide shall give Nationwide written notice of such bona fide offer stating the price and other material terms thereof (the “Offer Notice”). Nationwide shall have ten (10) days following the giving of the Offer Notice within which to notify Countrywide in writing as to whether Nationwide desires to purchase the Premises for the same price and on the same terms and conditions contained in the Offer Notice (the “Acceptance Notice”). Any neglect or failure on the part of Nationwide to give Countrywide the Acceptance Notice within said ten (10) day period, time being of the essence, shall conclusively be deemed to be an election not to purchase the Premises. If Nationwide elects not to purchase the Premises in accordance with the terms and conditions of the Offer Notice, then Countrywide shall be at liberty to sell and convey the Premises to the Offeror for the price and on substantially the material terms set forth in the Offer Notice, or on terms and conditions more favorable to Countrywide. Upon conveyance of title to the Offeror, the ROFR shall terminate and be deemed null and void as if the provisions of this paragraph 2 were never included in this Agreement.

(b)          If Countrywide wishes to sell the Premises to such Offeror on material terms more beneficial to the Offeror than contained in the original Offer Notice, Countrywide shall be required to give an amended Offer Notice (an “Amended Offer Notice”) to Nationwide setting forth such changed terms and Nationwide shall have ten (10) days following the giving of such Amended Offer Notice within which to give an Acceptance Notice. Any neglect or failure on the part of Nationwide to give Countrywide the Acceptance Notice within said ten (10) day period, time being of the essence shall, again, conclusively be deemed to be an election not to purchase the Premises. If Nationwide elects not to purchase the Premises in accordance with the terms and conditions of the Amended Offer Notice, then Countrywide shall be at liberty to sell and convey the Premises to the Offeror for the price and on substantially the material terms set forth in the Amended Offer Notice, or on terms and conditions more favorable to Countrywide. Upon conveyance of title to the Offeror, Nationwide’s ROFR shall terminate and be deemed null and void as if the provisions of this paragraph 2 were never included in this Agreement.

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(c)          If Nationwide duly and timely elects to purchase the Premises pursuant to subparagraphs (a) or (b) above, as the case may be, Countrywide and Nationwide shall, within ten (10) days after Countrywide’s receipt of the Acceptance Notice, execute and deliver to each other a Purchase Agreement incorporating the purchase price and other material terms contained in the Offer Notice or Amended Offer Note, as the case may be. Closing of title shall occur subject to, and in accordance with, the terms and conditions contained in the Purchase Agreement.

(d)          Notwithstanding anything contained in this paragraph 2, the provisions of this paragraph 2 shall not apply to, and Countrywide shall have no ROFR (i) with respect to any proposed transfer of the Premises to any affiliate of Countrywide, (ii) with respect to any mortgage foreclosure or deed-in-lieu thereof, (iii) if any mortgagee its designee or a purchaser at a foreclosure or UCC sale (x) takes title to the Premises by foreclosure or deed-in-lieu of foreclosure with respect to any mortgage held by such mortgagee, or (y) becomes the owner and holder of all of the corporate shares in Countrywide by virtue of the foreclosure of any security interest held by such mortgagee therein or the exercise of any remedies such mortgagee may have against Countrywide under the Uniform Commercial Code or a transfer of corporate shares in lieu of foreclosure.

3.          This Agreement and the Purchase Option and ROFR contained herein shall terminate: (i) upon the termination of the Lease for any reason, or (ii) Nationwide assigns the Lease or sublets all or substantially all of the Premises to any person or entity other than a Related Party.

4.          In no event may this Agreement be assigned by Nationwide except to a Related Party; provided, however, in the event Nationwide duly and timely exercises the Purchase Option or ROFR pursuant to paragraphs 1 or 2 above, Nationwide may elect to take title in the name of a wholly-owned subsidiary of Nationwide or a Related Party.

5.          This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

6.          Any notice, request, instruction or other document to be given under this Agreement to any parties hereunder shall be in writing and delivered personally, or by overnight courier delivery service, prepaid, to such parties at the addresses set forth above for such parties or to such other addresses as a party hereto may hereafter designate in writing to the other parties and shall be deemed delivered as of the date of delivery.

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7.          This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Florida, excluding choice of law principles thereof.

8.          This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9.          This Agreement may not be assigned by any party without the prior written consent of the other parties except that Nationwide may assign this Agreement to a Related Party.

10.         Signatures hereon which are transmitted via facsimile or electronic mail shall be deemed original signatures.

11.         Capitalized terms not defined in this Agreement shall have the meanings given to them in the Lease.

12.         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COUNTRYWIDE HARDWARE, INC.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Title:	Vice President

NATIONWIDE INDUSTRIES, INC.

By:	/s/ Christopher J. Kliefoth
Name:	Christopher J. Kliefoth
Title:	President

Signature Page to Purchase Option